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                                                                      EXHIBIT 5

                                April 18, 2002

Landry's Restaurants, Inc.
1510 West Loop South
Houston, Texas 77027

Gentlemen:

   We have advised Landry's Restaurants, Inc., a Delaware corporation (the "Company") in connection with (1) the registration on Form S-3 (File No. 333-75886) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of offering under the Securities Act of 1933, as amended, the Company's debt securities, debt warrants, common stock, common stock warrants, preferred stock and preferred stock warrants to be offered from time to time by the Company on terms to be determined at the time of the offering; (2) the issuance by the Company of 4,750,000 shares (the "Company Shares") of the Company's common stock ($.01 par value); (3) the offering by one or more selling stockholders of 500,000 shares (the "Selling Stockholders Shares"); and (4) the offering by the Company and selling stockholders of up to 787,500 shares (the "Over-Allotment Shares") pursuant to an over-allotment option granted to the several underwriters, in each case as described in the Company's prospectus supplement dated April 18, 2002 (the "Prospectus Supplement").

   We have examined such corporate records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

   On the basis of the foregoing, it is our opinion that the 4,750,000 Company Shares to be issued and sold by the Company, the 500,000 Selling Stockholders Shares and the Over-Allotment Shares which will be sold pursuant to the Registration Statement and the Prospectus Supplement have been duly and validly authorized by all necessary corporate action of the Company and, insofar as the Company's Shares and certain of the Selling Stockholders Shares which will be issued upon exercise of outstanding stock options (the "Option Shares"), subject to payment therefor pursuant to the Underwriting Agreement relating to such Company Shares and insofar as the Option Shares pursuant to the Company Stock Option Plan under which they were granted, and insofar as to Selling Stockholders Shares which have previously been issued, each of such shares are, or will be, duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

   We hereby consent to the filing as an exhibit to the Company's current report on Form 8-K of this opinion and to its incorporation by reference in the Registration Statement. We also hereby consent to the references to us under the heading "Certain Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in a category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                          Very truly yours,

                                          HAYNES AND BOONE, LLP

ASB/jlc